Exhibit 10.2

GUARDANT HEALTH 505 Penobscot Drive, Redwood City, CA 94063 USA / 855.698.8887 client services / www.guardanthealth.com

December 7, 2020

CONFIDENTIAL

Derek Bertocci

240 San Mateo Ave

Los Gatos, CA 95030

Re:	Employment Offer

Dear Derek:

This letter will provide details regarding your continued employment with Guardant Health, Inc. (the “Company”) effective as of December 7, 2020 (“Effective Date”). This letter constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes and replaces any and all prior agreements or representations relating to such subject matter including, but not limited to, your June 21, 2016 offer of employment with the Company which will become null and void upon your agreement to this letter.

The details of your employment are as follows:

Start Date for New Role: You will begin in this new role upon the Effective Date. Although it is anticipated that your position will last until March 5, 2021 (the “End Date”), you will remain an at-will employee during the entire term of your employment, as described below.

Compensation: The majority of your compensation for your services will be related to your continued vesting of your outstanding equity awards (see Stock Options/RSUs below). Nevertheless, in order to provide transition and onboarding support for Company’s new Chief Financial Officer the Company will pay you an hourly rate of $22.00 per hour for compliance reasons. less applicable deductions and withholdings, which will be paid biweekly in accordance to the Company’s normal payroll procedures. Your position is classified as non-exempt, meaning you are eligible for overtime pay. You will be paid overtime as required by state and federal law. As required by California law I’ve provided detailed information about the terms of your wages in the enclosed Notice to Employee (Labor Code section 2810.5). Please also sign and return one copy of the notice with this signed letter.

Sick Leave/Paid Time Off: As a part-time employee regularly scheduled to work fewer than 20 hours per week, you are not eligible to accrue vacation or to receive paid holidays. As a part-time employee you will accrue sick time at one hour for every 30 hours worked. You may only use accrued sick leave beginning on the 90th day of employment.

Stock Options/RSUs: The parties acknowledge that your seamless transition from Chief Financial Officer to employee does not constitute a break in service for purposes of your outstanding stock options and restricted stock unit awards (together, the “Equity Awards”). In addition, the vesting

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schedule of your Equity Awards will continue in accordance with the same vesting schedule applicable while you were employed as Chief Financial Officer, and you will continue to vest in such awards so long as you continue to provide services as an employee to the Company.

Benefits Plans: In this part-time role, you are not eligible for any Company benefits (including any severance benefits that you may have had available to you when you were previously an executive of the Company), except as otherwise described in this letter and as otherwise required by state, federal, or local law. As a result of your transition from Company executive to a part-time employee, the Company will reimburse your COBRA premiums during the term of your continued employment.

Expense Reimbursement: You must obtain prior approval from Helmy Eltoukhy for any business-related travel, with any arrangements relating to transportation, lodging and meals to be mutually agreed between the parties in advance.

At-Will Employment: Consistent with state law, your employment with the Company will be “at- will.” This means that your employment with the Company will not last for any specific period of time, and either you or the Company can terminate your employment with 60 days’ notice and for any reason or for no reason. This letter will reflect the final, total and complete agreement between you and the Company regarding how your employment may be terminated. The “at-will” nature of your employment may only be changed if the CEO of the Company signs a written contract which explicitly changes at-will status.

Offer Acceptance: In order to accept this agreement, you must sign this letter and the other document enclosed for your signature, and I must receive them back before close of business on December 7, 2020. This letter, once accepted, constitutes the entire agreement between you and Guardant Health, Inc. with respect to the subject matter hereof and supersedes and replaces any and all prior agreements or representations relating to such subject matter including, but not limited to, your June 21, 2016 offer of employment. If you have any questions about this letter, then before signing please contact me.

Sincerely,

/s/ Amelia Merrill
Amelia Merrill
VP, People
Guardant Health, Inc.

I, Derek Bertocci, have read this letter and understand and agree to its terms.

	Signature:	/s/ Derek Bertocci
Date: December 7, 2020		Derek Bertocci

NOTICE TO EMPLOYEE Labor Code section 2810.5
EMPLOYEE
Employee Name: Derek Bertocci Start Date: December 7, 2020
EMPLOYER

Legal Name of Hiring Employer: GUARDANT HEALTH INC.

Is hiring employer a staffing agency/business (e.g., Temporary Services Agency; Employee Leasing

Company; or Professional Employer Organization [PEO])? No

Other Names Hiring Employer is “doing business as” (if applicable): NA

Physical Address of Hiring Employer’s Main Office:

505 PENOBSCOT DRIVE, REDWOOD CITY CA, 94063

Hiring Employer’s Mailing Address (if different than above):

Hiring Employer’s Telephone Number: 855-698-8887

If the hiring employer is a staffing agency/business (above box checked “Yes”), the following is the other entity for whom this employee will perform work:

Name:

Physical Address of Main Office:

Mailing Address:

Telephone Number:

WAGE INFORMATION

Rate(s) of Pay: $22.00 per HOUR [indicate rate and basis of pay, e.g., by hour, shift, day, week, salary, piece, commission, and/or other]

Overtime Rate(s) of Pay:

In accordance with California law, [at least] $33.00 (1.5 x regular rate) per hour for overtime hours worked in excess of eight (8) hours in a single workday, in excess of forty (40) hours in any one workweek, and for the first eight (8) hours worked on the seventh consecutive day of work in any one workweek [, subject to upward adjustment based upon         NA             ].

In accordance with California law, [at least] $44.00 (2 x regular rate) per hour for hours worked in excess of twelve (12) hours in any workday and for all hours worked in excess of eight (8) hours on a seventh consecutive day of work in any one workweek [, subject to upward adjustment based upon                 ].

[Bonuses: You are eligible to earn a potential bonus with the following rate(s) of pay—        NA    .    Please see the attached bonus plan for more terms and conditions regarding the bonus.]

[Commissions: You are eligible to earn potential commissions with the following rate(s) of pay—         NA

[Other: [provide specifics of any rates of any other forms of pay]]

Does a written agreement exist providing the rate(s) of pay?    (check box)    ☒  Yes    ☐  No

If yes, are all rate(s) of pay and bases thereof contained in that written agreement?    ☒  Yes    ☐  No

(The written agreement referenced above is [e.g., the employee’s offer letter dated December 31, 2019

Allowances, if any, claimed as part of minimum wage (including meal or lodging allowances):

(If the employee has signed the acknowledgment of receipt below, it does not constitute a “voluntary written agreement” as required under the law between the employer and employee in order to credit any meals or lodging against the minimum wage. Any such voluntary written agreement must be evidenced by a separate document.)

Regular Payday: 15TH DAY OF THE MONTH, AND LAST DAY OF THE MONTH.

WORKERS’ COMPENSATION

Insurance carrier’s Name:                 THE HARTFORD

Address:                 3600 WISEMAN BLVD. SAN ANTONIO, TX 78251

Telephone Number:         1-800-447-7649

Policy No.: _    57 WEC DS9823

☐ Self-Insured (Labor Code 3700) and Certificate Number for Consent to Self-Insure:

PAID SICK LEAVE

Unless exempt, the employee identified on this notice is entitled to minimum requirements for paid sick leave under state law which provides that an employee:

a. May accrue paid sick leave and may request and use up to 3 days or 24 hours of accrued paid sick leave per year;

b. May not be terminated or retaliated against for using or requesting the use of accrued paid sick leave; and

c. Has the right to file a complaint against an employer who retaliates or discriminates against an employee for

1.  requesting or using accrued sick days;

2.  attempting to exercise the right to use accrued paid sick days;

3.  filing a complaint or alleging a violation of Article 1.5 section 245 et seq. of the California Labor Code;

4.  cooperating in an investigation or prosecution of an alleged violation of this Article or opposing any policy or practice or act that is prohibited by Article 1.5 section 245 et seq. of the California Labor Code.

The following applies to the employee identified on this notice: (Check one box)

☐  1. Accrues paid sick leave only pursuant to the minimum requirements stated in Labor Code §245 et seq. with no other employer policy providing additional or different terms for accrual and use for paid sick leave.

☒  2. Accrues paid sick leave pursuant to the employer’s policy which satisfies or exceeds the accrual, carryover, and use requirements of Labor Code §246

☐  3. Employer provides no less than 24 hours (or 3 days) of paid sick leave at the beginning of each 12-month period.

☐  4. The employee is exempt from paid sick leave protection by Labor Code §245.5. (State exemption and specific subsection for exemption):

ACKNOWLEDGMENT OF RECEIPT

Amelia Merrill	Derek Bertocci
(PRINT NAME of Employer representative)	(PRINT NAME of Employee)

/s/ Amelia Merrill	/s/ Derek Bertocci
(SIGNATURE of Employer representative)	(SIGNATURE of Employee)

12/4/2020	12/7/2020
(Date)	(Date)

The employee’s signature on this notice merely constitutes acknowledgment of receipt.

Labor Code section 2810.5(b) requires that the employer notify you in writing of any changes to the information set forth in this Notice within seven calendar days after the time of the changes, unless one of the following applies: (a) All changes are reflected on a timely wage statement furnished in accordance with Labor Code section 226; (b) Notice of all changes is provided in another writing required by law within seven days of the changes.